UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 1, 2006 (August 28, 2006)

BELLACASA PRODUCTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49707	58-2412118
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

237 Cedar Hill Street, Suite 4
Marlboro, Massachusetts 01752

(Address of Principal Executive Offices/Zip Code)

(508) 597-6330
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 28, 2006, Bellacasa Productions, Inc. (the “Company” or “Bellacasa”) executed and entered into a confidential term sheet (the “Term Sheet”) with WiFiMed, Inc. (“WiFiMed”), a Delaware corporation, pursuant to which the Company and WiFiMed have set forth certain terms relating to a proposed reverse merger transaction between the parties (the “Reverse Merger”), whereby Bellacasa would create a new wholly-owned subsidiary, which would merge with and into WiFiMed, resulting in WiFiMed’s becoming a wholly-owned subsidiary of the Company. It is currently contemplated that the Company will not maintain any of its assets after the Reverse Merger, but that all assets after the Reverse Merger will be those acquired from WiFiMed as a result of the Reverse Merger.

The Term Sheet contemplates the resignation of all but one of Bellacasa’s directors, on the effective date of the Reverse Merger, to be replaced by directors appointed by WiFiMed. All of Bellacasa’s officers would also resign, at that time, and be replaced by officers of WiFiMed. The shareholders of WiFiMed would also be issued greater than 80% of Bellacasa’s issued and outstanding shares of voting capital stock, subject to adjustments, and would therefore effectively have control over the Company after the consummation of the Reverse Merger. Mr. Marshall Sterman, currently the Company’s President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors, also currently serves as a member of the Board of Directors of WiFiMed.

In the event that the Company has not consummated a Reverse Merger with WiFiMed on or before December 31, 2006, and the parties have not mutually agreed to extend this date, the negotiations with WiFiMed will be terminated and Bellacasa will not enter into the Reverse Merger. The Term Sheet also provides for earlier termination, without penalty: (i) if the parties are unable to reach an acceptable and fair allocation of Bellacasa’s shares to the shareholders of WiFiMed, in connection with the Reverse Merger; (ii) in the event of fraud by either party; (iii) due to a failure to obtain any required SEC approvals on or before November 30, 2006; or (iv) as otherwise provided under the provisions of a definitive Merger Agreement. Also, the Company may terminate the Term Sheet if there is a material change in the business or financial condition of WiFiMed on or before September 8, 2006, and WiFiMed may terminate the Term Sheet if the Company fails to file periodic reports with the SEC.

The parties have also agreed that until the earlier of September 8, 2006 or the signing of a definitive Merger Agreement, neither will enter into any agreement, discussion, or negotiation with, or provide information to, any other consulting firm, investment banking firm, corporation, or other person, or solicit, encourage, entertain or consider any inquiries or proposals, with respect to financing, the issuance of securities, or a reverse merger transaction. Furthermore, the Company and WiFiMed have agreed to maintain the confidentiality of any information provided to it by the other party.

Except for the terms described in the immediately preceding paragraph relating to an exclusive dealing period, and maintaining confidentiality, along with the term of the Term Sheet, the Company and WiFiMed have acknowledged that although the terms set forth in the Term Sheet reflect the reasonable understanding of the transactions to be negotiated by the parties, such terms are not binding on either party until the parties have entered into a definitive Merger Agreement, the terms of which, unless otherwise limited in such agreement, will be binding on the parties. In furtherance thereof, the Company’s entering into the Reverse Merger, and likewise WiFiMed’s entering into the Reverse Merger is subject to: (i) each party’s being reasonably satisfied with its due diligence review of the other party and (ii) the parties’ ability to reasonably agree on all material terms to be included in the definitive Merger Agreement. As of the date hereof, the parties have just commenced their respective due diligence reviews, and have not yet begun to draft any of the definitive agreements. There can be no assurances that a Reverse Merger or any similar transaction contemplated under the terms of the Term Sheet will ever be consummated.

WiFiMed is a provider of wireless patient information through its proprietary product Tablet MD™ which was developed to assist physicians and health care providers manage patient workflow. Tablet MD operates on a Tablet PC and manages patient medical information, consultation notes, prescriptions, records, and charts through five patentable technologies. Tablet MD has been designed to meet the Health Insurance Portability and Accountability Act (HIPAA) requirements and is designed to reduce medical errors, documentation time, overhead, and time spent filing insurance claims. Tablet MD offers insurance coding and manages prescriptions and performs drug interaction reviews based on a patient's unique history. WiFiMed commenced operations in October 2002 and is currently an early stage company with limited sales. WiFiMed's executive offices are located in Marietta, Georgia.

Item 9.01 Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

(d) Exhibits.

Exhibit
Number	Description

10.1	Confidential Term Sheet

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Remainder of Page Intentionally Left Blank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLACASA PRODUCTIONS, INC.

By: /s/ Marshall Sterman
Name: Marshall Sterman
Title: President and Chief Executive Officer

Dated: September 1, 2006